Exhibit 10.1

NVIDIA CORPORATION

March 15, 2011

Mr. David L. White

c/o NVIDIA Corporation

2701 San Tomas Expressway

Santa Clara, CA 95050

Re:	Transition and Consulting Agreement

Dear David:

This letter is the transition and consulting agreement (the “Agreement”) between you and NVIDIA Corporation (the “Company”).

1. RESIGNATION AND TRANSITION.

(a) Resignation and Resignation Date. You hereby resign from your position as Chief Financial Officer, effective as of March 17, 2011 (“Resignation Date”). In order to assist the Company with a smooth transition after the Resignation Date, you will continue to remain employed by the Company (and the Company will continue to pay you your current monthly base salary) until your employment ends on May 31, 2011 (the “Transition Date”). On the Transition Date, the Company will pay you all accrued salary earned through the Transition Date, subject to standard payroll deductions and withholdings, which you are entitled to regardless of whether or not you sign this Agreement. In addition, pursuant to the Company’s Fiscal 2011 Variable Compensation Plan, as amended, which is designed to provide variable cash compensation to certain officers, directors, managers and qualifying senior contributors upon the achievement of corporate and individual performance goals for the fiscal year from February 1, 2010 to January 30, 2011, you will receive $259,875 on March 31, 2011, which is the same day the other participants under the plan will receive their incentive payments.

(b) Transition Period. Between the Resignation Date and the Transition Date (the “Transition Period”), you will make yourself available to perform your assigned duties and responsibilities. During the Transition Period, you will continue to abide by all of your contractual and legal obligations to the Company, and will continue to abide by the Company’s policies and procedures.

(c) Transition Payment. If you execute this Agreement and comply with its terms, and reconfirm your release of claims by executing the Transition Date Release attached as Exhibit A hereto on or within 21 days after the Transition Date and allowing it to become effective in accordance with its terms, the Company will pay you a lump sum payment of $128,333.34, subject to standard payroll deductions and withholdings, on the 30th day following the Transition Date (the “Transition Payment”). It is intended that each payment under this Agreement (i) be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i) and (ii) be exempt from Section 409A of the Internal Revenue Code under Treasury Regulation Section 1.409A-1(b)(4) and be implemented and construed in accordance therewith to the greatest extent permitted under applicable law.

(d) Health Insurance. Subject to your election of continued medical insurance coverage in accordance with the applicable provisions of state and federal law (commonly referred to as “COBRA”), as part of this Agreement, and subject to the effectiveness of the Transition Date Release, the Company shall pay to you, on the first day of each month after the Transition Date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such

David White

March 15, 2011

COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (i) the duration of the period in which you and your eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (ii) eighteen (18) months. You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this paragraph, you must immediately notify the Company of such event and the Company shall cease payment of the Special Cash Payments.

2. CONSULTING AGREEMENT. To further support transition, the Company will retain you as a consultant under the terms specified below if you execute this Agreement, comply with its terms, reconfirm your release of claims by executing the Transition Date Release attached as Exhibit A hereto on or within 21 days after the Transition Date, and allow it to become effective in accordance with its terms.

(a) Consulting Period. The consulting relationship commences on the Transition Date (without any disruption in your status as a service provider) and continues until August 31, 2011, unless terminated earlier pursuant to Paragraph 2(h) below or extended by agreement of you and the Company (the “Consulting Period”). Any agreement to extend the Consulting Period after August 31, 2011 must be set forth in a writing signed by you and the CEO of the Company.

(b) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise, including but not limited to generally supporting finance and accounting activities, supporting the transition of responsibilities to the interim CFO and full-time CFO, when hired, and being available for questions and issues that arise related to the fiscal 2012 financial plan, the closing of fiscal quarters and tax, facilities and IT matters (the “Consulting Services”). During the Consulting Period, you will report directly to the CEO or as otherwise specified by the CEO. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of twenty (20) hours per week. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company.

(c) Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Transition Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.

(d) Consulting Fees. During the Consulting Period, and provided that you remain in compliance with this Agreement, you will receive as consulting fees $35,416.66 per month (“Consulting Fees”). Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. The Company will report the Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees, with the exception of the employer’s share of social security, if any, which will be paid by the Company. The Consulting Fees will be paid on the

David White

March 15, 2011

last business day of each respective calendar month of service during the Consulting Period (pro-rated for any partial months of service).

(e) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f) Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations under the Employee Confidentiality and Inventions Assignment Agreement entered into between you and the Company (the “Confidential Information Agreement,” a copy of which has been provided to you and is incorporated herein by reference).

(g) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain employment with or perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company. If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, then (in addition to any other rights and remedies available to the Company at law, in equity or by contract), the Company’s obligation to pay you Consulting Fees (as defined below) will cease immediately.

(h) Termination of Consulting Period. Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period and its corresponding obligation to pay you Consulting Fees upon your breach of any provision of this Agreement. Further, you may terminate the Consulting Period at any time, for any reason, upon written notice to the Company, which termination shall extinguish the Company’s obligation to pay you any further Consulting Fees. Upon termination of the Consulting Period by either party, the Company will pay only those Consulting Fees earned and expenses incurred through and including the effective date of such termination.

3. STOCK OPTIONS, STOCK, AND RESTRICTED STOCK UNITS. You currently have options to purchase shares of the Company’s common stock (the “Options”) and restricted stock units (“RSUs”) pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”). Under the terms of the Plan (and your award agreements), vesting of the Options and RSUs will continue during the Transition Period and the Consulting Period based on your Continuous Service (as defined in the Plan) and will cease as of the end of the Consulting Period. Your rights to exercise your vested Options will be as set forth in the Plan. Your unvested RSUs will expire upon the termination of your

David White

March 15, 2011

Continuous Service but in no event later than the end of the Consulting Period. Nothing herein shall be deemed to modify the terms of your Options or RSUs.

4. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Transition Date.

5. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Transition Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Transition Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. RETURN OF COMPANY PROPERTY. Within ten (10) days after the Transition Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, records, financial information, computer-recorded information, tangible property, computer, printer, blackberry and other handheld devices, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, that during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents and/or information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period.

7. NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. Similarly, the Company, will request that its officers and directors, likewise agree not to disparage you in any manner likely to be harmful to you, your business or personal reputation; provided that they may respond accurately and fully to any question, inquiry or request for information when required by legal process.

8. COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews and deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement and to immediately resign as an officer and/or director of any Company entities worldwide upon request by the Company.

9. RELEASE OF CLAIMS.

(a) General Release. In exchange for the Transition Payment, Consulting Agreement and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims,

David White

March 15, 2011

liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).

(c) Exceptions. You are not releasing any claim that cannot be waived under applicable state or federal law. You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy (or other insurance policy) of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

10. ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

11. SECTION 1542 WAIVER. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

David White

March 15, 2011

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

12. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

13. GENERAL. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

David White

March 15, 2011

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best of luck in your future endeavors.

Sincerely,

NVIDIA CORPORATION

By:	/s/ David M. Shannon
Executive Vice President, General Counsel and Secretary

AGREED:

/s/ David L. White
David L. White

March 15, 2011
Date

David White

March 15, 2011

Exhibit A

Transition Date Release

In exchange for the Transition Payment, Consulting Agreement and other consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Transition Date Release.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).

I understand that I am not releasing any claim that cannot be waived under applicable state or federal law. I am not releasing any rights that I may have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy (or other insurance policy) of the Company. Nothing in this Transition Date Release shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Transition Date Release shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Transition Date Release; (b) I should consult with an attorney prior to signing this Transition Date Release; (c) I have twenty-one (21) days to consider this Transition Date Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Transition Date Release to revoke it (in a written revocation sent to the Company); and (e) this Transition Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Transition Date Release (the “Effective Date”).

David White

March 15, 2011

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

Agreed:

David L. White

Date